Exhibit 4.5

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (“Supplemental Indenture”), dated as of September 1, 2016, among Kinross Gold Corporation, a corporation duly organized and existing under the laws of the Province of Ontario (the “Company”), KG Mining (Round Mountain) Inc., a Delaware corporation (“Round Mountain”),  KG Mining (Bald Mountain) Inc., a Delaware corporation (“Bald Mountain”), KG Far East (Luxembourg) Sàrl, a Société à responsabilité limitée organized and existing under the laws of Luxembourg (“Far East”), White Ice Ventures Limited, a business company incorporated in the British Virgin Islands with company number 521800, with its registered office at Craigmuir Chambers, PO Box 71, Road Town, Tortola, British Virgin Islands, and its seat of central administration at 16, Avenue Pasteur, L-2310 Luxembourg (“White Ice”), Red Back Mining B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of The Netherlands and registered with the Dutch trade register (Kamer van Koophandel) under number 34107768 (“Red Back BV”), Red Back Mining (Ghana) Ltd., a British Virgin Islands corporation (“Red Back Ghana” and together with Round Mountain, Bald Mountain, Far East, White Ice and Red Back BV, the “New Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the Indenture referred to below.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company, the Guarantors named therein and the Trustee have entered into an Indenture, dated as of August 22, 2011, as supplemented by the first supplemental indenture, dated as of December 8, 2014 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Company of its unsecured debentures, notes or other evidence of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture;

WHEREAS, on September 1, 2016, each of the New Guarantors became a Credit Agreement Guarantor;

WHEREAS, Section 1403 of the Indenture provides that if any Subsidiary shall be a Credit Agreement Guarantor at a time when such Subsidiary is not a Guarantor, the Company shall cause such Subsidiary to execute a Supplemental Indenture pursuant to which such Subsidiary shall become a Guarantor under the Indenture;

WHEREAS, Section 901(6) of the Indenture provides that the Indenture or the Securities may be amended or supplemented without the consent of any Holder to secure any series of the Securities or provide for any guarantees thereof, additional Guarantors thereon, or additional obligors thereon;

WHEREAS, the Company desires and has requested that the Trustee join in the execution of this Supplemental Indenture for the purpose of evidencing the addition of the New Guarantors as Guarantors under the Indenture;

WHEREAS, each of the New Guarantors desires to execute this Supplemental Indenture in order to evidence its Guarantee under Article Fourteen of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the board of directors of each of the New Guarantors; and

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been in all respects duly authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Successor, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE ONE

GUARANTEES OF THE SECURITIES

SECTION 1.1.                                          Each of the New Guarantors hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company’s obligations under the Indenture and the Securities on the terms and subject to the conditions set forth in Article Fourteen of the Indenture and to be bound by all other applicable provisions of the Indenture applicable to “Guarantors.”

ARTICLE TWO

MISCELLANEOUS

SECTION 2.1.                                          Effectiveness.  This Supplemental Indenture shall be effective upon execution by the parties hereto.

SECTION 2.2.                                          Recitals.  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

SECTION 2.3.                                          Governing Law.  THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

SECTION 2.4.                                          Counterparts.  The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission).  Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 2.5.                                          Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

KINROSS GOLD CORPORATION,
as the Company

By:	/s/ TONY S. GIARDINI
Name:	Tony S. Giardini
Title:	Executive Vice President & Chief Financial Officer

KG MINING (ROUND MOUNTAIN) INC.,
as Guarantor

By:	/s/ MARTIN D. LITT
Name:	Martin D. Litt
Title:	Vice President, General Counsel & Secretary

KG MINING (BALD MOUNTAIN) INC.,
as Guarantor

By:	/s/ MARTIN D. LITT
Name:	Martin D. Litt
Title:	Vice President, General Counsel & Secretary

KG FAR EAST (LUXEMBOURG) SÀRL,
as Guarantor

By:	/s/ EMMANUEL REVEILLAUD
Name:	Emmanuel Reveillaud
Title:	Manager

WHITE ICE VENTURES LIMITED,
as Guarantor

By:	/s/ EMMANUEL REVEILLAUD
Name:	Emmanuel Reveillaud
Title:	Director

RED BACK MINING B.V.,
as Guarantor

By:	/s/ MAURO F. OSTWALD
Name:	Mauro F. Ostwald
Title:	Director

By:	/s/ MIKHAIL UGODNIKOV
Name:	Mikhail Ugodnikov
Title:	Director

RED BACK MINING (GHANA) LTD.,
as Guarantor

By:	/s/ NICHOLA DUNKLEY
Name:	Nichola Dunkley
Title:	For F.M.C. Limited, Corporate Director

By:	/s/ DESIREE MERCER
Name:	Desiree Mercer
Title:	For F.M.C. Limited, Corporate Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ YANA KISLENKO
Name:	Yana Kislenko
Title:	Vice President